EXHIBIT 99.1

Contact:

Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. Reports Second Quarter 2010 Financial Results

Second Quarter Highlights

❑
For the quarter, generated funds from operations (“FFO”) of $33.7 million, an increase of $202.6 million from FFO of negative $168.9 million generated in the same quarter of the previous year. On a fully diluted per common share basis, FFO was $0.67 for the second quarter of 2010 as compared to FFO of negative $3.39 in the same quarter of the previous year. The increase in FFO for the quarter was primarily attributable to a decline of approximately $193.9 million in impairments and loan loss reserves, as compared to the same quarter of the previous year.

❑
For the quarter, net income to common stockholders was $6.7 million, or $0.13 per diluted common share, as compared to the net loss of $198.1 million, or negative $3.98 per diluted common share, for the same quarter of the previous year.

❑
Maintained approximately $157.5 million of liquidity at quarter end, as compared to approximately $241.4 million of liquidity reported in the prior quarter. Liquidity at June 30, 2010 included approximately $133.7 million of cash and cash equivalents and approximately $23.8 million of restricted cash in two of the Company’s three CDOs.

❑
In June 2010, redeemed the remaining $52.5 million of junior subordinated notes by transferring an equivalent par value amount of various classes of bonds issued by the Company’s CDOs previously purchased by the Company in the open market, and cash equivalents of $5.0 million. This redemption eliminated the Company’s junior subordinated notes from its consolidated financial statements, which had an original balance of $150.0 million.

❑	Gramercy Realty:

•
During the quarter, closed on the sale of three properties with an aggregate sales price of approximately $1.9 million. Approximately $0.9 million of mezzanine debt related to these properties was repaid.

•
During the quarter, commenced 24 new leases totaling approximately 91,245 square feet, and renewed 38 leases totaling approximately 93,516 square feet. Quarter-end occupancy was 85.2%, a slight decline from the 85.3% occupancy reported in the prior quarter.

❑	Gramercy Finance:

•
During the quarter, modified ten debt investments with an aggregate principal balance of $345.0 million resulting in principal repayments of approximately $3.5 million and additional collateral and incremental funded reserves totaling approximately $11.6 million.

•
During the quarter, received $13.4 million of loan repayments and reduced unfunded commitments associated with existing loans by $5.3 million to approximately $15.1 million from approximately $20.4 million at March 31, 2010.

•
Recorded a net provision for loan losses of approximately $13.2 million relating to seven separate loans with an aggregate carrying value of approximately $186.0 million, based on the Company’s quarterly review of its loan portfolio. By comparison, the Company’s provision for loan losses was approximately $41.2 million for the preceding quarter and approximately $167.4 million for the same quarter of the prior year. In addition, recorded a non-cash impairment charge of $2.0 million related to a debt investment held for sale. The Company’s reserve for loan losses at June 30, 2010 was $391.4 million, or approximately 24.1% of the unpaid principal balance, in connection with 24 separate loans with an aggregate carrying value of $619.3 million.

•
Originated within CDO 2005-1 a new $63.0 million first mortgage investment with a loan-to-value ratio of 55%, secured by a stabilized institutional-grade retail property owned by an institutional sponsor.

Summary

NEW YORK, N.Y. – August 2, 2010 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of $33.7 million, or $0.67 per diluted common share, and net income available to common stockholders of $6.7 million, or $0.13 per diluted common share for the quarter ended June 30, 2010. The Company generated total revenues of $157.1 million during the second quarter, a decrease of $1.6 million from $158.7 million generated during the same quarter of the previous year. At June 30, 2010, the Company owned 25.6 million rentable square feet of commercial real estate in 36 states and the District of Columbia with an aggregate book value of approximately $3.7 billion, in addition to approximately $1.3 billion of loan investments, $1.0 billion of commercial mortgage–backed real estate securities, or CMBS, and $672 million in other assets. As of June 30, 2010, approximately 55.4% of the Company’s assets were comprised of commercial property, 19.2% of debt investments, 15.3% of CMBS and 10.1% of other assets.

Liquidity and Funding

The Company remains focused on reducing leverage, extending or restructuring Gramercy Realty’s $240.5 million mortgage loan or the Goldman mortgage loan, and $552.1 million of senior and junior mezzanine loans, or the Goldman mezzanine loans, actively managing portfolio credit, generating liquidity from existing assets and renewing expiring leases.

In June 2010, the Company redeemed the remaining $52.5 million of junior subordinated notes by transferring an equivalent par value amount of various classes of bonds issued by the Company’s CDOs which were previously purchased by the Company in the open market and cash equivalents of $5.0 million. This redemption eliminates the Company’s junior subordinated notes from its consolidated financial statements, which had an original balance of $150.0 million. Although no gain or loss is recorded for the quarter, this redemption, combined with the exchange completed in October 2009, reduces the Company’s GAAP interest expense by approximately $10.0 million annually.

In March 2010, the Company entered into amendments to its Goldman mortgage loan and Goldman mezzanine loans, to extend the maturity date to March 11, 2011 and to modify certain other loan terms. The Goldman mortgage loan is collateralized by approximately 195 properties held by Gramercy Realty and the Goldman mezzanine loans are collateralized by the equity interest in substantially all of the entities comprising Gramercy Realty, including its cash and cash equivalents. The Company does not expect that it will be able to refinance the entire amount of indebtedness under the Goldman mortgage loan and the Goldman mezzanine loans prior to their final maturity and it is unlikely to have sufficient capital to satisfy any shortfall. Failure to satisfy any shortfall will result in a default and could result in the foreclosure of the underlying Gramercy Realty properties and/or the Company’s equity interests in the entities that comprise substantially all of Gramercy Realty. Such default would materially and adversely affect the Company’s business, financial condition and results of operations. A loss of the Gramercy Realty portfolio in such circumstances would trigger a substantial book loss and would likely result in the Company having negative book value. The Company continues to negotiate with its lenders to further extend or modify the Goldman mortgage loan and the Goldman mezzanine loans and the Company has delivered to the lenders, as required by the extension term, a comprehensive long-term business plan and restructuring proposal.

During the second quarter of 2010, Gramercy Realty sold three properties for an aggregate gross sales price of approximately $1.9 million. Approximately $0.9 million of mezzanine debt related to these properties was repaid.

Loan prepayments, partial repayments, and scheduled amortization payments in Gramercy Finance’s portfolio aggregated $13.4 million during the second quarter of 2010. Unfunded commitments associated with existing loans declined to $15.1 million at June 30, 2010 from approximately $20.4 million at March 31, 2010.

Liquidity at June 30, 2010 was approximately $157.5 million, as compared to approximately $241.4 million of liquidity for the prior quarter. The Company’s liquidity at June 30, 2010 included approximately $133.7 million of cash and cash equivalents and approximately $23.8 million of restricted cash in two of its three CDOs. The period during which the Company is permitted to reinvest principal payments on the underlying assets into qualifying replacement collateral for the Company’s 2005 CDO expired in July 2010, and accordingly this restricted cash was removed from the Company’s liquidity measure at June 30, 2010. At the end of the reinvestment period, approximately $10.3 million of cash in the Company’s 2005 CDO was applied to repay principal on the outstanding bonds. Cash and cash equivalents increased approximately $6.3 million as of June 30, 2010 as compared to $127.4 million at the end of the first quarter of 2010, primarily due an increase in prepaid rental collections by Gramercy Realty, partially offset by the $5.0 million paid in connection with the redemption of the junior subordinated notes. The decrease in restricted cash in the liquidity measure is due to the removal from liquidity of the restricted cash in the Company’s 2005 CDO and from the origination of a new $63.0 million first mortgage loan within the Company’s 2005 CDO. The following chart summarizes the liquidity in Gramercy Realty and Corporate/Gramercy Finance as of June 30, 2010 and December 31, 2009 (dollars in thousands):

	June 30, 2010		December 31, 2009	Change
Cash and cash equivalents (1):
Corporate/Gramercy Finance	$104,107		$104,801	$(694)
Gramercy Realty	29,624	(2)	33,544	(3,920)
Subtotal	$133,731		$138,345	$(4,614)

Restricted CDO cash:
CDO 2005-1	$—		$35,551	$(35,551)
CDO 2006-1	23,636		22,094	1,542
CDO 2007-1	182		4,802	(4,620)
Subtotal	23,818		62,447	(38,629)
Total liquidity	$157,549		$200,792	$(43,243)

(1)
Pursuant to the terms of extension of the Goldman mortgage loan and Goldman mezzanine loans, transfers from Gramercy Realty to Corporate/Gramercy Finance are limited to: (a) the reimbursement of direct costs related to executing the extension and (b) reimbursement of not more than $2,500 of corporate overhead per quarter.

(2)	Includes $18,712 of rental income paid in advance.

The Company's CDOs contain minimum interest coverage and asset overcollateralization covenants that must be satisfied for the Company to receive cash flow on certain of the interests in its CDOs retained by the Company and to receive the subordinate collateral management fee earned. During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee would be diverted from the Company to repay principal and interest on the senior-most outstanding CDO bonds. As of July 2010, the most recent distribution dates for the Company’s 2005 and 2006 CDOs, the 2006 CDO was in compliance with the interest coverage and asset overcollateralization covenants but the overcollaterization compliance margin remains very thin. The Company’s 2005 CDO failed its overcollaterization test at the July 2010 and April 2010 distribution date. The Company’s 2007 CDO failed its overcollaterization test at each of the February 2010 and May 2010 distribution dates.

The following chart summarizes the Company’s CDO compliance tests as of the most recent distribution date.

Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO 2007-1
Overcollateralization (1)
Current	113.59%	106.50%	94.35%
Limit	117.85%	105.15%	102.05%
Compliance margin	-4.26%	1.35%	-7.70%
Pass/Fail	Fail	Pass	Fail
Interest Coverage (2)
Current	673.15%	605.70%	N/A
Limit	132.85%	105.15%	N/A
Compliance margin	540.30%	500.55%	N/A
Pass/Fail	Pass	Pass	N/A

(1)
The overcollateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company. To the extent an asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

Gramercy Realty

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions. During the quarter, 24 new leases totaling 91,245 net rentable square feet commenced and 38 leases totaling approximately 93,516 net rentable square feet were renewed. Gramercy Realty sold three properties for an aggregate sales price of approximately $1.9 million during the quarter. At June 30, 2010, one property is designated as held-for-sale. Beginning in July 2010, under existing terms of a lease agreement with Regions Bank, rent for approximately 570,000 square feet will decline by approximately $5.1 million annually. The cash flow from Gramercy Realty’s portfolio, after debt service and capital requirements is expected to remain negative throughout the extended term of the Goldman mortgage loan and Goldman mezzanine loans that are secured by substantially all of the assets of Gramercy Realty.

During the quarter, occupancy declined by approximately ten basis points to 85.2% at June 30, 2010. Gramercy Realty’s operating property portfolio as of June 30, 2010 is summarized below:

	Number of Properties			Rentable Square Feet		Occupancy
Portfolio	At 6/30/10		At 3/31/10	At 6/30/10	At 3/31/10	At 6/30/10	At 3/31/10
Branch	575		579	3,700,582	3,712,087	84.9%	84.9%
Office	325		325	21,862,030	21,843,531	85.3%	85.3%
Land	2		3	—	—	—	—
Total (1)	902	(2)	907	25,562,612	25,555,618	85.2%	85.3%

(1)	Citizens JV (54 properties totaling approximately 251,000 square feet) is not included in this table.
(2)	Reflects the sale of three properties and the termination of two leasehold interests.

Gramercy Realty’s top five tenants by percentage of base rent as of June 30, 2010 were:

Tenant/Financial Institutions	Credit Rating (1)	Number of Locations	Rentable Sq. Ft.	% of Rentable Sq. Ft.	% of Base Rent

1. Bank of America, N.A.	Aa3	366	11,182,654	43.7%	42.3%
2. Wells Fargo Bank, N.A. (2)	Aa2	131	4,515,480	17.7%	12.7%
3. Citizens Financial Group (3)	A1	9	267,585	1.0%	2.9%
4. Regions Financial Corporation (4)	Baa3	71	653,604	2.6%	2.5%
5. General Services Administration (GSA)	Aaa	6	252,471	1.0%	2.4%
Total		583	16,871,794	66.0%	62.8%

(1)	All ratings from Moody’s.
(2)	Successor by merger to Wachovia Bank, N.A.
(3)
Individual lease agreements with tenants that are unrated subsidiaries of Citizens Financial Group, Inc., including RBS Citizens, N.A. and Citizens Bank of Pennsylvania. Citizens Financial Group Inc. is a wholly owned subsidiary of Royal Bank of Scotland Group PLC.

(4)	Individual lease agreements with tenants that are unrated subsidiaries of Regions Financial Corporation, including Regions Bank and AmSouth Bank.

Gramercy Finance

As of June 30, 2010, debt investments owned by Gramercy Finance had a carrying value of approximately $1.3 billion, net of loan loss reserves, impairments, unamortized fees and discounts totaling approximately $425.0 million, and had associated unfunded commitments of approximately $15.1 million. CMBS investments had an aggregate carrying value of approximately $1.0 billion as of June 30, 2010, net of impairments, unamortized fees and discounts of approximately $217.7 million. Substantially all of the Company’s debt investments and CMBS investments are owned in one or more of the Company’s three CDOs.

Asset yields for fixed rate and floating rate debt investments as of June 30, 2010 were 7.84% and 30-day LIBOR plus 376 basis points, respectively, compared to 7.90% and 30-day LIBOR plus 381 basis points, respectively, in the previous quarter. First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, increasing to 69.8% at June 30, 2010, compared to 68.3% in the previous quarter. The weighted average remaining term of Gramercy Finance’s debt investment portfolio remained the same at 1.9 years when compared to the prior quarter, and the weighted average remaining term of Gramercy Finance’s combined debt and CMBS portfolio decreased slightly to 3.7 years from 3.8 years in the prior quarter.  Approximately $248.6 million, or 19.5%, of the Company’s debt investments are scheduled to mature during 2010 and the Company expects that substantially all loans that qualify will be extended by its borrowers. Of the debt investments maturing in 2010, approximately $172.4 million has the option to extend if the extension tests are met.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and CMBS investments including debt investments held for sale, as of June 30, 2010 were:

	Debt Investments ($ in 000's)	Percentage	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole Loans - floating rate	$768,222	60.2%	—	329 bps
Whole Loans - fixed rate	122,835	9.6%	6.5%	—
Subordinate Mortgage Interests - floating rate	75,723	5.9%	—	294 bps
Subordinate Mortgage Interests - fixed rate	46,466	3.7%	6.0%	—
Mezzanine Loans - floating rate	143,918	11.3%	—	678 bps
Mezzanine Loans - fixed rate	86,358	6.8%	10.7%	—
Preferred Equity - floating rate	28,207	2.2%	—	349 bps
Preferred Equity - fixed rate	4,267	0.3%	7.2%	—
Subtotal	1,275,996	100%	7.8%	376 bps
Commercial Mortgage - Backed Real Estate Securities - floating rate	$55,682	5.5%	—	215 bps
Commercial Mortgage - Backed Real Estate Securities - fixed rate	963,521	94.5%	5.9%	—
Subtotal	1,019,203	100%	5.9%	215 bps
Total	$2,295,199		6.3%	367 bps

During the quarter, the Company modified ten loans with an aggregate principal balance of $345.0 million resulting in principal repayments of approximately $3.5 million and additional collateral and incremental funded reserves totaling approximately $11.6 million.

The Company recorded a net provision for loan losses of approximately $13.2 million for the quarter, or $0.26 per fully diluted common share, after giving effect to $8.2 million in prior period reversals. The provision relates to seven separate loans with an aggregate carrying value of approximately $186.0 million, based on the Company’s quarterly review of its loan portfolio. By comparison, the Company’s provision for loan loss was approximately $41.2 million for the preceding quarter and approximately $167.4 million for the same quarter of the prior year. The Company’s reserve for loan losses at June 30, 2010 was approximately $391.4 million, or approximately 24.1% of the unpaid principal balance, in connection with 24 separate loans with an aggregate carrying value of approximately $619.3 million. In addition, the Company recorded a non-cash impairment charge of approximately $2.0 million related to a debt investment held-for-sale and a non-cash impairment charge of $0.3 million related to a CMBS investment deemed to be other-than-temporarily impaired. For the quarter ended June 30, 2010, the Company incurred charge-offs of approximately $26.9 million related to principal forgiveness on two restructured loans.

At June 30, 2010, Gramercy Finance had three non-performing loans with a carrying value of $0, net of associated valuation allowances of approximately $181.9 million, consistent with the prior quarter. At June 30, 2010, four loans with an aggregate carrying value of approximately $126.1 million, net of associated valuation allowances of approximately $43.1 million, were classified as sub-performing, as compared to four loans with an aggregate carrying value of approximately $94.8 million, net of associated valuation allowances of $45.9 million at March 31, 2010.

Investment Activity

Gramercy Finance originated a $63.0 million first mortgage investment and acquired approximately $43.5 million par value of CMBS during the second quarter of 2010. Carrying values of investment activity for the quarter is summarized as follows:

	Number of Investments	Debt Investments ($ in 000s)	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole loans - floating rate	1	$62,548	—	350 bps
Commercial mortgage - backed real estate securities - fixed rate	4	$26,808	13.50%	—
Total	5	$89,356	13.50%	350 bps

Gramercy Realty made no acquisitions during the second quarter of 2010.

Operating Results

For the second quarter 2010, Gramercy Realty’s rental revenues totaled approximately $76.4 million, and related operating expenses aggregated approximately $44.2 million as compared to prior quarter’s rental revenues of approximately $77.7 million and related operating expenses of approximately $46.0 million, inclusive of reclassification adjustments of discontinued operations.

Gramercy Finance’s debt investments generated investment income of approximately $43.8 million for the second quarter of 2010, as compared to approximately $44.3 million for the prior quarter.

Interest expense was approximately $49.4 million for the second quarter, as compared to $51.2 million for the prior quarter. Interest expense includes costs related to $2.7 billion of long-term notes issued by the Company’s three CDOs but not held by the Company and $2.3 billion of mortgage and mezzanine notes payable.

For the second quarter of 2010, management, general and administrative expense was approximately $10.0 million, an increase of $2.6 million from the $7.4 million incurred in the same quarter of the prior year. The increase in management, general and administrative expenses is primarily attributable to the costs incurred in connection with the redemption of the junior subordinated notes as well as additional legal fees related to the ten debt investments modified during the quarter.

Dividends

Beginning with the third quarter of 2008, the Company’s board of directors elected to not pay a dividend on the common stock. Beginning with the fourth quarter of 2008, the Company’s board of directors also elected to not pay the Series A preferred stock dividend of $0.50781 per share. The preferred stock dividend has been accrued through June 30, 2010. The Company may not pay any dividends on its common stock until all accrued dividends and the dividend for the then current quarter on the Series A preferred stock are paid in full. The Company expects that it will continue to elect to retain capital for liquidity purposes until the requirement to make a cash distribution to satisfy its REIT requirements arise.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

Conference Call

The Company's executive management team will host a conference call and audio webcast on Tuesday, August 3, 2010, at 10.00 a.m. EDT to discuss second quarter 2010 financial results. The Supplemental Report will be furnished on Form 8-K with the Securities and Exchange Commission and will be available prior to the quarterly conference call on the Company's website, www.gkk.com.

The live call will be webcast in listen-only mode on Gramercy’s website at www.gkk.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing (800) 638-5495 - Domestic or (617) 614-3946 - International, using pass code “Gramercy.”

A replay of the call will be available from August 3, 2010 at 1:00 p.m. EDT through August 10, 2010 at 11:59 p.m. EDT by dialing (888) 286-8010 - Domestic or (617) 801-6888 - International, using pass code 19112937.

To review Gramercy's latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 14 of this release.

(GKK-EN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the reduction in cash flows received from the Company's investments, in particular its CDOs and the Gramercy Realty portfolio; the ability of the Company’s Gramercy Realty division to renegotiate the terms of its mortgage and mezzanine loan obligations; compliance with financial covenants; the adequacy of the Company’s cash reserves, working capital and other forms of liquidity; maintenance of liquidity needs, including balloon debt payments; the success or failure of the Company’s efforts to implement its current business strategy; the strength of the commercial finance and real estate property markets, and the banking industry specifically; competitive market conditions; the ability to raise debt and equity capital; unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company's properties or properties securing the Company's debt investments; the resolution of the Company's non-performing and sub-performing assets and any loss the Company might recognize in connection with such investments; management changes; compliance with over-collateralization and interest coverage tests in the Company's CDOs; and other factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.
Consolidated Statement of Operations
(Unaudited amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Rental revenue	$78,544	$82,915	$158,388	$162,809
Investment income	43,808	44,869	88,059	97,725
Operating expense reimbursements	29,190	29,672	58,124	60,188
Other income	5,511	1,246	7,379	2,517
Total revenues	157,053	158,702	311,950	323,239

Expenses
Property operating expenses:
Real estate taxes	10,399	9,736	21,013	19,624
Utilities	9,318	9,132	19,639	19,404
Ground rent and leasehold obligations	5,028	4,263	9,849	8,891
Property and leasehold impairments	—	1,362	—	4,467
Direct billable expenses	1,046	2,098	2,685	4,259
Other property operating expenses	22,422	19,390	41,793	40,160
Total property operating expenses	48,213	45,981	94,979	96,805

Interest expense	49,438	58,235	100,660	123,739
Depreciation and amortization	26,595	29,797	54,395	57,132
Management, general and administrative	10,016	7,368	17,718	13,325
Management fees	—	2,115	—	7,787
Business acquisition costs	—	2,184	—	5,010
Impairment on securities and loans held for sale	2,277	41,951	14,603	126,379
Provision for loan loss	13,230	167,412	54,390	220,183
Total expenses	149,769	355,043	336,745	650,360

Income (loss) from continuing operations before equity in income from unconsolidated joint ventures, provision for taxes and non-controlling interest	7,284	(196,341)	(24,795)	(327,121)

Equity in net income from unconsolidated joint ventures	1,748	1,975	2,864	4,187

Income (loss) from continuing operations before provision for taxes, gain on extinguishment of debt, and discontinued operations	9,032	(194,366)	(21,931)	(322,934)

Gain on extinguishment of debt	—	—	7,740	107,229
Provision for taxes	(66)	(134)	(104)	(2,401)

Net income (loss) from continuing operations	8,966	(194,500)	(14,295)	(218,106)

Net loss from discontinued operations	(205)	(10,267)	(373)	(11,741)
Net gains from disposals	271	7,937	1,312	8,081
Net income (loss) from discontinued operations	66	(2,330)	939	(3,660)

Net income (loss)	9,032	(196,830)	(13,356)	(221,766)

Net (income) loss attributable to non-controlling interest	20	1,024	(24)	1,005

Net income (loss) attributable to Gramercy Capital Corp.	9,052	(195,806)	(13,380)	(220,761)

Accrued preferred stock dividends	(2,336)	(2,336)	(4,672)	(4,672)

Net income (loss) available to common stockholders	$6,716	$(198,142)	$(18,052)	$(225,433)

Basic earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$0.13	$(3.95)	$(0.38)	$(4.47)
Net income (loss) from discontinued operations	—	(0.03)	0.02	(0.05)
Net income (loss) available to common stockholders	$0.13	$(3.98)	$(0.36)	$(4.52)

Diluted earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$0.13	$(3.95)	$(0.38)	$(4.47)
Net income (loss) from discontinued operations	—	(0.03)	0.02	(0.05)
Net income (loss) available to common stockholders	$0.13	$(3.98)	$(0.36)	$(4.52)
Basic weighted average common shares outstanding	49,906	49,818	49,902	49,839
Diluted weighted average common shares and common share equivalents outstanding	50,432	49,818	49,902	49,839

Gramercy Capital Corp.
Consolidated Balance Sheet
(Unaudited amounts in thousands, except share and per share data)

	June 30, 2010	December 31, 2009
Assets
Real estate investments, at cost:
Land	$888,925	$891,078
Building and improvements	2,394,328	2,391,817
	3,283,253	3,282,895
Less: accumulated depreciation	(136,450)	(106,018)
Total real estate investments, net	3,146,803	3,176,877

Cash and cash equivalents	129,335	135,006
Restricted cash	81,130	76,859
Pledged government securities, net	95,117	97,286
Investment in joint ventures	89,740	84,645
Assets held for sale, net	484	841
Tenant and other receivables, net	63,772	61,065
Derivative instruments, at fair value	5	—
Acquired lease assets, net of accumulated amortization of $120,936 and $92,958	422,245	450,436
Deferred costs, net of accumulated amortization of $25,695 and $21,243	12,970	10,332
Other assets	16,258	13,342
Subtotal	4,057,859	4,106,689

Assets of Consolidated Variable Interest Entities ("VIEs")
Real estate investments, at cost:
Land	54,775	19,059
Building and improvements	48,672	36,586
	103,447	55,645
Less: accumulated depreciation	(1,999)	(1,442)
Total real estate investments directly owned	101,448	54,203

Cash and cash equivalents	4,396	3,339
Restricted cash	96,182	130,331
Loans and other lending investments, net	1,238,295	1,383,832
Commercial mortgage-backed securities	1,019,203	984,709
Investment in joint ventures	23,323	23,820
Assets held for sale, net	37,700	—
Derivative instruments, at fair value	1,271	—
Accrued interest	34,523	32,122
Deferred costs, net of accumulated amortization of $22,801 and $19,478	17,980	21,709
Other assets	22,679	24,683
Subtotal	2,597,000	2,658,748
Total assets	$6,654,859	$6,765,437

Gramercy Capital Corp.
Consolidated Balance Sheet
(Unaudited amounts in thousands, except share and per share data)

	June 30, 2010	December 31, 2009
Liabilities and Stockholders' Equity:
Mortgage notes payable	$1,689,091	$1,702,155
Mezzanine notes payable	552,064	553,522
Junior subordinated notes	—	52,500
Total secured and other debt	2,241,155	2,308,177

Accounts payable and accrued expenses	50,970	58,157
Dividends payable	16,379	11,707
Accrued interest payable	7,795	2,793
Deferred revenue	160,062	159,179
Below market lease liabilities, net of accumulated amortization of $182,169 and $144,253	732,778	770,781
Leasehold interests, net of accumulated amortization of $6,410 and $5,030	16,885	18,254
Liabilities related to assets held for sale	307	238
Other liabilities	6,518	16,193
Subtotal	3,232,849	3,345,479

Non-Recourse Liabilities of Consolidated VIEs
Mortgage notes payable	$40,948	41,513
Collateralized debt obligations	2,728,104	2,710,946
Total secured and other debt	2,769,052	2,752,459

Accounts payable and accrued expenses	11,031	4,137
Accrued interest payable	3,357	6,991
Deferred revenue	392	67
Derivative instruments, at fair value	148,789	88,786
Subtotal	2,932,621	2,852,440

Total liabilities	6,165,470	6,197,919

Commitments and contingencies	—	—

Stockholders' Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 49,906,180 and 49,884,500 shares issued and outstanding at June 30, 2010 and| December 31, 2009, respectively.	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively.	111,205	111,205
Additional paid-in-capital	1,079,341	1,078,784
Accumulated other comprehensive loss	(156,696)	(96,038)
Accumulated deficit	(545,873)	(527,821)
Total Gramercy Capital Corp stockholders' equity	488,027	566,180
Non-controlling interest	1,362	1,338
Total equity	489,389	567,518
Total liabilities and stockholders' equity	$6,654,859	$6,765,437

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Net income (loss) available to common stockholders	$6,716	$(198,142)	$(18,052)	$(225,433)
Add:
Depreciation and amortization	28,228	32,429	57,793	63,128
FFO adjustments for unconsolidated joint ventures	1,080	1,115	2,160	2,288
Less:
Non real estate depreciation and amortization	(1,936)	(2,659)	(4,121)	(5,648)
Gain on sale of real estate	(350)	(1,595)	(1,391)	(1,954)
Funds from operations	$33,738	$(168,852)	$36,389	$(167,619)

Funds from operations per share - basis	$0.68	$(3.39)	$0.73	$(3.36)

Funds from operations per share - diluted	$0.67	$(3.39)	$0.73	$(3.36)